Exhibit 99.3



                              Zkid Network Company
                       (formerly E.KidNetwork.com, Inc.)
                         Condensed Financial Statements
                      March 31, 2001 and December 31, 2000



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                                TABLE OF CONTENTS




                                                                            PAGE
                                                                            ----

INDEPENDENT ACCOUNTANTS' REPORT                                               1

FINANCIAL STATEMENTS

BALANCE SHEETS                                                                2

STATEMENTS OF OPERATIONS                                                      3

STATEMENTS OF CASH FLOWS                                                      4

NOTES TO FINANCIAL STATEMENTS                                                5-7


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                             DIROCCO & DOMBROW, P.A.
                       3601 W. COMMERCIAL BLVD, SUITE #39
                            FT. LAUDERDALE, FL 33309
                                 (954) 731-8181

          REPORT ON REVIEW BY INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
          ------------------------------------------------------------

Board of Directors
Z.Kid Network Company
(Formerly E.Kid Network.com, Inc.)
Chicago, IL

We have reviewed the accompanying condensed balance sheet of Z.Kid Network Company (formerly E.Kid Network.com, Inc.) as of March 31, 2001 and the related condensed statements of operations and cash flows for the three months ended March 31, 2001 and 2000 and for the period from August 25, 1999 (inception) to March 31, 2001 included in the accompanying Securities and Exchange Commission Form 10-Q for the period ended March 31, 2001. These condensed statements are the responsibility of the Company's management.

We conducted our reviews in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our reviews, we are not aware of any material modification that should be made to the accompanying condensed financial statements for them to be in conformity with generally accepted accounting principles.

The accompanying condensed financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 5 to the condensed financial statements, the Company has experienced continuing losses since inception and negative working capital; this raises substantial doubt about its ability to continue as a going concern. Management's plans regarding those matters also are described in Note 5. The condensed financial statements do not include any adjustments that might result from the outcome of this uncertainty.

We have previously audited, in accordance with generally accepted auditing standards, the balance sheet as of December 31, 2000 and the related statements of operations, stockholders' equity and cash flows for the year then ended (not presented herein). In our report dated April 27, 2001, we expressed an unqualified opinion on those financial statements. In our opinion, the information set forth in the accompanying balance sheet as of March 31, 2001, is fairly stated in all material respects in relation to the balance sheet from which it has been derived.



/s/ DiRocco & Dombrow, P.A.
---------------------------
May 24, 2001 (except for note 1 which is as of February 5, 2002)

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

                           Z.KID NETWORK COMPANY, INC.
                       (FORMERLY E.KID NETWORK.COM, INC.)
                          (A DEVELOPMENT STAGE COMPANY)
                            CONDENSED BALANCE SHEETS


                                     ASSETS

                                                            March 31,      December 31,
                                                                2001             2000
                                                          -------------    -------------
                                                           (Unaudited)       (Audited)
Current Assets
Cash                                                      $      46,738    $       2,348
                                                          -------------    -------------
Total Current Assets                                             46,738            2,348
                                                          -------------    -------------

Furniture and Equipment                                          38,779           31,585
                                                          -------------    -------------

Other Assets
Deposits                                                          1,265            1,265
                                                          -------------    -------------
Total Other Assets                                                1,265            1,265
                                                          -------------    -------------
Total Assets                                              $      86,782    $      35,198
                                                          =============    =============

                      LIABILITIES AND STOCKHOLDERS' DEFICIT

Current Liabilities
Accounts payable and accrued expenses                     $      65,742    $      73,109
Notes payable                                                   112,500             --
Due to stockholder                                              686,589          605,695
                                                          -------------    -------------
Total Current Liabilities                                       864,831          678,804
                                                          -------------    -------------

Stockholders' Deficit
Preferred stock, $0.0001 par value, 10,000,000
shares authorized, 1,000,000 issued and
outstanding, respectively                                         1,000            1,000
Common stock, $0.0001 par value, 100,000,000
shares authorized, 16,857,034 and 15,000,000 shares
issued and outstanding, respectively                              1,685            1,500
Additional paid in capital                                            1             --
Stock issued at less than par value                              (2,683)          (2,497)
Accumulated deficit during development stage                   (778,052)        (643,609)
                                                          -------------    -------------
Total Stockholders' Deficit                                    (778,049)        (643,606)
                                                          -------------    -------------

Total Liabilities and Stockholders' Deficit               $      86,782    $      35,198
                                                          =============    =============


 See accompanying summary of notes to unaudited condensed financial statements.

                                        2


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

                           Z.KID NETWORK COMPANY, INC.
                       (FORMERLY E.KID NETWORK.COM, INC.)
                          (A DEVELOPMENT STAGE COMPANY)
                       CONDENSED STATEMENTS OF OPERATIONS


                                       For the period
                                            from
                                         August 25,           For the three months ended
                                      1999 (Inception)    -------------------------------------
                                       to March 31,            March 31,           March 31,
                                               2001                 2001                2000
                                      ----------------    -----------------    ----------------
Expenses
Research and development              $        185,531    $            --      $           --
Selling, general and administrative            572,198              131,187              54,818
Depreciation and amortization                   20,323                3,256               3,223
                                      ----------------    -----------------    ----------------
Total Expenses                                 778,052              134,443              58,041
                                      ----------------    -----------------    ----------------

Net Loss                              $       (778,052)   $        (134,443)   $        (58,041)
                                      ================    =================    ================


Basic loss per share                                      $           (0.01)   $          (0.01)
                                                          =================    ================

Weighted average common shares                                   21,857,034          11,174,786
                                                          =================    ================

 See accompanying summary of notes to unaudited condensed financial statements.


                           Z.KID NETWORK COMPANY, INC.
                       (FORMERLY E.KID NETWORK.COM, INC.)
                          (A DEVELOPMENT STAGE COMPANY)
                       CONDENSED STATEMENTS OF CASH FLOWS


                                             For the period
                                                  from
                                               August 25,            For the three months ended
                                            1999 (Inception)    ------------------------------------
                                             to March 31,           March 31,           March 31,
                                                     2001                2001                2000
                                            ----------------    ----------------    ----------------
Cash flows from operating activities:
Net loss                                    $       (778,052)   $       (134,443)   $        (58,041)
Adjustments to reconcile net loss to net
cash used in operating activities:
Depreciation and amortization                         20,323               3,256               3,223
Increase in deposits                                  (1,265)               --                  --
Increase (decrease) in accounts payable               65,742              (7,367)                 91
                                            ----------------    ----------------    ----------------
Net cash used in operating activities               (693,252)           (138,554)            (54,727)
                                            ----------------    ----------------    ----------------

Cash flows from investing activities:
Purchase of furniture and equipment                  (59,102)            (10,450)             (1,510)
                                            ----------------    ----------------    ----------------
Net cash used in investing activities                (59,102)            (10,450)             (1,510)
                                            ----------------    ----------------    ----------------

Cash flows from financing activities:
Proceeds from issuance of common
stock                                                      3                --                  --
Proceeds from notes payable                          112,500             112,500                --
Advances from stockholder loans                      686,589              80,894              59,522
                                            ----------------    ----------------    ----------------
Net cash provided by financing activities            799,092             193,394              59,522
                                            ----------------    ----------------    ----------------

Net increase in cash                                  46,738              44,390               3,285

Cash at beginning of period                             --                 2,348               9,205
                                            ----------------    ----------------    ----------------

Cash at end of period                       $         46,738    $         46,738    $         12,490
                                            ================    ================    ================

Supplemental Cash Flow Information:

Interest Paid                               $           --      $           --      $           --
                                            ================    ================    ================

Taxes Paid                                  $           --      $           --      $           --
                                            ================    ================    ================


 See accompanying summary of notes to unaudited condensed financial statements.

                                       4

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                           Z.KID NETWORK COMPANY, INC.
                       (FORMERLY E.KID NETWORK.COM, INC.)
                     NOTES TO CONDENSED FINANCIAL STATEMENTS



1.  Presentation of Interim Information

In the opinion of the management of Z.Kid Network Company (formerly E.Kidnetwork.com, Inc.) ("Zkid" or the "Company"), the accompanying unaudited condensed financial statements include all normal adjustments considered necessary to present fairly the financial position as of March 31, 2001, and the results of its operations and cash flows for the three months ended March 31, 2001 and 2000. Interim results are not necessarily indicative of the results for a full year.

The condensed financial statements and notes are presented as permitted by Form 10-Q, and do not contain certain information included in the Company's audited consolidated financial statements and notes for the year ended December 31, 2000.

All significant intercompany transactions and balances have been eliminated.

On April 25, 2001 Zkid acquired all of the issued and outstanding shares of Quadric Acquisition Corporation ("Quadric"), a public SEC reporting company, in exchange for 5,000,000 shares of its restricted common stock. The shares were valued at their fair market value at the date of acquisition of $250,000. The transaction was treated as a financing arrangement whereby Zkid became the successor to the reporting requirements, pursuant to section 12-G(3) and Quadric was subsequently dissolved. The cost of the acquisition was expensed during the period as financing costs. At the date of acquisition Quadric had no significant assets or liabilities or continuing operations. Subsequent to the transaction the financial statements reflect those of Zkid. Upon completing the acquisition the original stockholders of Zkid owned the controlling interest of Quadric.

2.  Research and Development

Research and development costs relate to software products being developed internally and are charged to operations as incurred. The Company recognized research and development costs of $0, $0 and $185,531 for the three months ended March 31, 2001 and 2000 and for the period from August 25, 1999 (inception) to March 31, 2001, respectively.

3.  Basic Loss Per Share

Basic loss per share is the same as diluted loss per share due to the anti-dilutive nature of the convertible notes payable and stock options.

                           Z.KID NETWORK COMPANY, INC.
                       (FORMERLY E.KID NETWORK.COM, INC.)
                     NOTES TO CONDENSED FINANCIAL STATEMENTS


4.  Going Concern

As shown in the accompanying financial statements, the Company incurred net losses of $134,443 for the three months ended March 31, 2001. The Company's current liabilities exceeded its current assets by $818,093 at March 31, 2001. The ability of the Company to continue as a going concern is dependent on the development and marketing of products to be offered by its subsidiaries. The Company will offer additional shares of its common stock to raise capital and obtain financing on an as needed basis. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the possible inability of the Company to continue as a going concern.

5.  Notes Payable

The Company is indebted  to an  individual  in the amount of $50,000 as of March
31,  2001.   There  are  no  formal   repayment   terms  and  the  note  is  not
collateralized.

The Company is indebted to five individuals in the amount of $12,500 each as of March 31, 2001 under an agreement, which provides for the conversion of each note into 225 common shares of the subsidiary for a total of 1,125 common shares.

6.  Stock Options

On December 3, 2000, the Company entered into a stock option agreement in which the Company granted the option to an officer to purchase up to 25,000 shares of common stock for an exercise price of $0.10 per share at any time through December 31, 2001.

SFAS No. 123 requires the disclosure of pro forma net income and earnings per share as though the Company had adopted the fair value method. Under SFAS 123, the fair value of stock-based awards to employees is calculated through the use of option pricing models, even though such models were developed to estimate the fair value of freely tradable, fully transferable option without vesting restrictions, which significantly differ from the Company's stock option awards. These models also require subjective assumptions, including future stock price volatility and expected time to exercise, which greatly affect the calculated values. The Company's calculations were made using the Black-Scholes option pricing model with the following weighted average assumptions: expected life, six to twelve months following vesting; stock volatility, 30% for 2000; risk free interest rates, 4.4% to 6.6% based on date of grant; and no dividends during the expected term. The Company's calculations are based on a multiple option valuation approach and no forfeitures. If the computed fair value of the 2000 award had been amortized to the Company's expense over the vesting period of the award, the Company's pro forma net loss applicable to common shareholders and the related loss per share would have been approximately $32,600 or $0.01 per diluted share as of March 31, 2001.

                                       6

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                           Z.KID NETWORK COMPANY, INC.
                       (FORMERLY E.KID NETWORK.COM, INC.)
                     NOTES TO CONDENSED FINANCIAL STATEMENTS


6.  Stock Options (continued)

The following is a summary of stock option plan activity for the three months ended March 31, 2001.


Number of options outstanding on December 31, 2000                        25,000
Number of options exercised by in 2001                                      --
                                                                      ----------
Number of options outstanding on March 31, 2001                           25,000
                                                                      ==========

Number of options exercisable at March 31, 2001                           25,000
                                                                      ==========

Weighted average exercise price per share
outstanding and exercisable                                           $    0.094
                                                                      ==========

Weighted average remaining contractual life of
    options outstanding and exercisable (in months)                            9
                                                                      ==========

                                       7